Exhibit 10.9

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this “Agreement”) is entered into by American Pet Insurance Company, Inc. (together with its affiliates, the “Company”) and Peter R. Beaumont,                      (hereinafter the “Consultant”).

In consideration of the promises and mutual covenants and agreements contained herein, the parties agree as follows:

1. Work to be Performed

The Company desires that the Consultant perform, and the Consultant agrees to perform, up to 80 hours per month, the following (the “Services”):

•	Chair the Veterinary Advisory Board.

•	Arrange for and make changes to Veterinary Advisory Board membership as changes in its composition become necessary, appropriate or desirable.

•	Formulate the agenda for the annual meeting of the Veterinary Advisory Board.

•	Coordinate collection and consolidation of Veterinary Advisory Board member opinions.

•	Serve as Veterinary Advisory Board spokesperson to convey the board’s findings and conclusions to Company management.

•	Manage the Independent Third Party Veterinarian (“ITPV”) panel, which provides independent reviews of certain denied claims.

•	Select ITPV panel member experts to meet particular specialist needs and transact on-boarding and dismissal processes, as appropriate.

•	Work with the claims department to allocate triage cases to ITPV panelists with the most appropriate expertise for particular claims.

•	Confirm the independence of ITPV panelists to ensure the process is fair and in the best interests of both the Company and its policy holders.

•	Engage in formulating opinions, as required.

•	Address other issues requiring veterinary input that may, from time-to-time, be delegated by Company management.

•	Support the claims team, on an as needed basis, by way of taking referrals, providing guidance, joining the daily telephone conference and contacting veterinarians as needed, including on escalated and/or complex cases.

2. Term of Agreement

The services/work called for under this Agreement shall commence effective April 1, 2014, and terminate on December 31, 2014 and will renew for annual periods thereafter unless the Company or Consultant provide a written termination notice prior to any such renewal year (the “Term”). The Payment Amount (as defined in Section 3) is calculated based on an expected average of 20 hours of work per week. The actual Payment Amount of work will be reviewed June 30th of each year and the Payment Amount may be adjusted by the parties up or down, following that review, consistent with the hours to be provided; provided, however, that the Payment Amount will never exceed $8,000 per month without the parties entering into an amendment to this Agreement that has been through any appropriate approval processes.

3. Terms of Payment

Company shall pay Consultant a fee of $6,000.00 per month (the initial “Payment Amount”), commencing April 1, 2014 and payable thereafter each month throughout the Term of this Agreement. At the Consultant’s request the company will make checks payable to             .

4. Reimbursement of Expenses

The Company will pay or reimburse Consultant, upon submission of proof of expenses, for all ordinary, reasonable and documented business expenses incurred by Consultant in furtherance of or in connection with performing his obligations under this Agreement.

5. Independent Contractor

Consultant is an independent contractor. The Company will not control the manner or means by which Consultant performs the Services. Consultant has no authority (and shall not hold himself out as having authority) to bind the Company and Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. Except as expressly provided in Section 4, Consultant will furnish, at Consultant’s own expense, the equipment, supplies and other materials used to perform the Services. The Company will provide Consultant with access to its premises and equipment to the extent necessary for the performance of the Services. To the extent Consultant performs any Services on the Company’s premises or using the Company’s equipment, Consultant will comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

For the avoidance of doubt, Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on Consultant’s behalf. Consultant will be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by Consultant in connection with the performance of the Services shall be Consultant’s employees or contractors and Consultant shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee and/or contractor. By executing this Agreement, Consultant hereby waives his right to claim any such benefits from the Company or any third party, including the right to file a claim for any employee benefits under the Employee Retirement Income Security Act, other applicable federal, state or local law, rules or regulations, or any Company policy, practice, procedure or program, and agrees to indemnify the Company in the event that it incurs any losses associated with such a claim.

6. Taxes

As an independent contractor, Consultant shall be responsible to pay, according to all applicable state, federal and local laws, his own income taxes, self-employment or other taxes levied on payments made to the Consultant pursuant to this Agreement. The Company shall neither pay nor withhold federal, state or local income tax or payroll tax of any kind on behalf of the Consultant.

7. Non-Solicitation of Employees and Contractors; Noncompetition

Consultant agrees that during the terms of this Agreement and for one year after the cessation of Consultant’s business relationship, for any reason, Consultant will not recruit, hire or attempt to recruit or hire, directly or by assisting others, any other employee or independent contractor of the Company, or otherwise cause such employee or independent contractor to, in any other way, modify or alter their employment or business relationship with the Company. Because of the Company’s legitimate business interests in protecting its Confidential Information and Trade Secrets and the good and valuable consideration offered to Consultant pursuant to this Agreement, during the Term of this Agreement and for the thirty-six (36) months following its termination for any reason or no reason and whether the Agreement is terminated at the option of the Company or by Consultant, Consultant agrees and covenants not to engage in any Prohibited Activity, directly or indirectly, within any jurisdiction in which the Company, now or in the future, operates or is intending to operate (currently, USA, Canada, Puerto Rico and Brazil), regardless of whether Consultant is aware of such an intention at any time. For purposes of this non-compete clause, “Prohibited Activity” is activity in which Consultant contributes knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of acting as a managing general agent and/or an underwriter of any form of medical insurance for companion animals. Prohibited Activity also includes activity that may require or inevitably require disclosure of any Confidential Information and Trade Secrets.

8. Non-Disclosure of Confidential Information and Trade Secrets

The Company agrees to provide Consultant with assistance and access to Confidential Information and Trade Secrets necessary to perform Consultant’s services/work with the Company. Consultant agrees, except as specifically required in the performance of Consultant’s Services for the Company, that Consultant will not, during the course of this Agreement, or at any time thereafter, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Confidential Information and Trade Secrets for competitive purposes. For purposes of this Agreement, “Confidential Information and Trade Secrets” shall include proprietary information and trade secrets of the Company and its clients including by way of example, but not limited to, customer lists, business plans, marketing plans, financial information, designs, drawings, drafts, computer models, manuscripts, specifications, software and coding. “Confidential Information and Trade Secrets” shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Consultant or others without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Consultant agrees to keep all Confidential Information and Trade Secrets in a secure place and agrees not to publish, communicate, use or disclose any such Confidential Information and Trade Secrets, directly or indirectly, for Consultant’s own benefit or for the benefit of another, either during or after the term of this Agreement. Upon termination of this Agreement, the Consultant will deliver all documents, records, data, information and all other materials, whether on paper or electronically recorded, produced or acquired during the performance of this Agreement, and all copies thereof, to the Company.

9. Intellectual Property Rights

The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under or in any way in connection with this Agreement, which are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of such works do not constitute a “work made for hire,” Consultant hereby irrevocably assigns to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to such works, including all Intellectual Property Rights therein. Consultant will and hereby is obligated make full and prompt disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100 (the “Patent Act”), made or conceived by Consultant, alone or with others, during the Term, whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Company. Consultant will not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company.

10. Entire Agreement

This Agreement constitutes the complete and final agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may not be amended except in a writing signed by both parties.

11. Severability

lf any term of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the remaining terms and provisions will remain in full force and effect as if such invalid or unenforceable term or provision had not been included.

12. Governing Law and Venue of Disputes

This Agreement shall be governed by and construed in accordance with the internal laws of the state of Washington without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in King County, Washington in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

13. Counterparts

This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

14. Remedies

In the event of a breach or threatened breach by Consultant of any of the provisions of this Agreement, Consultant hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

[signature page follows]

lN WITNESS WHEREOF, the parties hereto have caused this Independent Contractor Agreement to be executed effective March 7, 2014.

American Pet Insurance Company, Inc.

/s/ Peter R. Beaumont	/s/ Darryl Rawlings
Peter R. Beaumont	Name:	Darryl Rawlings
Dated: May 15, 2014	Title:	CEO

	Dated:	May 16, 2014